Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Integrated BioPharma, Inc. on Form S-8 (File Nos. 333-229069, 333-37509, 333-87456 and 333-87458) and Form S-3 (File Nos. 333-144155 and 333-149855) of our report dated September 13, 2022, with respect to our audits of the consolidated financial statements as of June 30, 2022 and 2021, and for each of the years in the two year period ended June 30, 2022, which was included in the Company’s Annual Report on Form 10-K filed on September 13, 2022.

/s/ Friedman LLP

East Hanover, New Jersey

September 13, 2022